Exhibit 99.1


                       TRANSACTION SYSTEMS ARCHITECT, INC.

                            Moderator: Bill Hoelting
                                  July 27, 2004
                                   4:00 pm CT


Operator:             Good afternoon, my name is (Michael). And, I will be your
                      conference facilitator today. At this time, I would like to welcome everyone to the Transaction Systems Architect
                      Third Quarter Financial Results Conference Call.

                      All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.

                      If you would like to withdraw your question, press star then the number two. I would now like to turn the call over to Mr. Bill Hoelting, Vice President of Investor Relations. Sir, you may begin your conference.

Bill Hoelting:        Thank you and good afternoon. The participants for TSA's
                      third quarter earnings conference call are Greg Derkacht, President and CEO; David Bankhead, CFO; and Mark Vipond,
                      President of ACI Worldwide.

                      This conference call could contain forward-looking statements pursuant to the safe harbor provisions of
                      Section 21E of the Securities and Exchange Act of 1934. Actual results might differ materially from those projected in the forward-looking statements.

                      Statements during the conference call that are not strictly historical statements could constitute forward looking statements which involve risks and uncertainties which could cause actual results to materially differ from those in forward looking statements.

                      Forward-looking statements include the following. Any statement dealing with the future prospects or results of the company. And, the forward looking statements identified in our press releases and Form 10K and 10Q filings.

                      The agenda for the call will be as follows. Dave Bankhead will discuss the Q3 financials for TSA. Mark Vipond will then discuss the Q3 highlights for ACI Worldwide. And, Greg Derkacht will provide some closing comments at which time we will open up the call to your questions. At this time, I would like to introduce Dave Bankhead, CFO of TSA.

David Bankhead:       Thanks Bill and good afternoon. Today I'll be discussing
                      our fiscal 2004 third quarter financial results. I'll start by highlighting some key milestones that we achieved during the quarter.

                      Total revenue was $72.5 million, a 2% decrease from the third quarter of last fiscal year. Operating expenses were $59.6 million, a 14% decrease from the same period last year. Operating expenses last year reflected a goodwill impairment charge of $9.3 million.

                      Operating income was $13 million for the current quarter with an operating margin of 17.9%. Net income was $18.7 million resulting in basic earnings per share of 50 cents and diluted earnings per share of 49 cents.

                      Net income and earnings per share amounts include a one-time net tax benefit of $10.6 million and 28 cents per share, respectively. Operating cash flow was $23.1 million. Our cash balance at quarter end was $158.9 million.

                      The $72.5 million of revenue is comprised of the following: software license fees of $37.5 million, maintenance fees of $23.1 million, and services of $11.9 million. License fee revenue of $37.5 million was comprised of $17.3 million in initial license fees and $20.2 million of monthly license fees.

                      Revenues for each of the geographic channels were as follows: United States, $30.1 million; Americas International, $10.1 million; Europe, Middle East, and Africa, $23 million; and Asia Pacific, $9.3 million.

                      Revenues for the three business units were as follows:
                      ACI, $55.3 million; Insession, $9.4 million; and IntraNet, $7.8 million. Operating expenses for the quarter were $59.6 million which, represents a decrease from $69.1 million for the third quarter of last fiscal year.

                      When comparing the two quarters, the following should be noted. Last year's number included a goodwill impairment charge of $9.3 million which reflected the write down of the last component of the goodwill associated with our Messaging Direct business.

                      This quarter reflects an increase in selling and marketing expense associated with increased sales activity when compared to the same quarter last year and the decrease in cost of maintenance and services expense reflects the results of restructuring efforts completed during the last 12 months.

                      During the quarter, the company completed a tax restructuring and made the associated tax elections with respect to our Messaging Direct Ltd. subsidiaries.

                      These actions resulted in a $12 million deferred tax benefit which is reflected in the increase in deferred income taxes on the balance sheet, as well as, in the third quarter tax provision.

                      This benefit, which has significantly reduced the company's effective tax rate for book purposes in 2004, is expected to be realized in cash savings to the company from future tax deductions taken through 2016.

                      The book benefit, as required by GAAP, is recognized in it's entirety in the third quarter. The company also reflected two other one-time items amounting to $1.4 million.

                      These offset the $12 million benefit from the MDL restructuring and resulted in a net one-time tax benefit for the quarter of $10.6 million or 28 cents per share. Our assumed effective tax rate for the fourth quarter is 41% and is reflected in our revised guidance.

                      We are continuing to experience increases in deferred revenue. This is reflected in the $10 million net increase during the 9 months ended June 30. This is due to a number of factors.

                      For example, in regard to sales of emerging products, revenue recognition is different than that for established products and generally is deferred until final acceptance or first production use by the customer.

                      At that point, revenues may be recognized immediately or ratably over an extended period. In addition, in instances where customers are migrating to emerging products and the migration results in a modification of an existing agreement, currently recognized revenues may be deferred to coincide with the delivery and acceptance of the newer products.

                      As sales of these newer products make up a large percentage of our total sales - larger percentage of our total sales, the amounts of revenue deferred until later dates may increase until such time that these products achieve the maturity in the market place to allow us to recognize the revenue on delivery.

                      Our ending backlog was $232.8 million. We include in backlog all fees, specified and signed contracts to the extent we believe at this time that recognition of the related revenue will occur within the next 12 months.

                      Backlog is comprised of recurring backlog of $173.6 million and non-recurring backlog of $59.2 million. The recurring components are monthly license fees of $73 million, maintenance fees of $89.5 million, and facilities management fees of $11.1 million.

                      Non-recurring components are license fees of $34.4 million and services of $24.8 million. Thank you very much for you time this afternoon. I'll now turn the call over to Mark Vipond for his comments on the ACI business unit.

Mark Vipond:          Thank you, Dave. Good afternoon, everyone. I am here to
                      give you an update on the third quarter results for ACI
                      Worldwide. ACI's revenue for the quarter was $55.3 million.

                      We signed a number of new contracts during the quarter. Some of the highlights include system and capacity upgrades over $100,000 at 13 customers; ACI licensed products to 7 new customers in the quarter.

                      Those products included BASE24, BASE24-es, Proactive Risk Manager, and WINPAY24. We had good sales results in the past quarter with particular strength in the EMEA market place in North America.

                      ACI licensed seven new applications to existing customers during the quarter. These include licenses of our BASE24-es, BASE24, Proactive Risk Manager, Mobile Commerce, and Automated Key Distribution Systems software.

                      One of the more notable contracts in the quarter was signed with Hewlett Packard for the operation of Toronto Dominion's ATM network in Canada. Toronto Dominion had been a customer of ACI since 1985 using our BASE24 software to operate their POS system and to support the Interac network in Canada.

                      In 2003, they began evaluating options for operating their ATM network which is supported with an in-house managed system. Against a variety of competitors, a contract was signed in June with HP to operate the system using ACI's BASE24 and BASE24-es software.

                      This is a seven year contract that extends our long standing relationship in providing software to support Toronto Dominion's environment. We are very pleased to be adding ATM support to our existing client relationship with this customer.

                      As always, there a number of factors that are influencing ACI's business. We believe the following opportunities and issues may impact our business in the future. We believe that demand within our market space is steady.

                      And, we are well positioned to respond to those opportunities with our multi-platform ACI Commerce Framework solution set. We believe that activity to replace in-house support of EFT solutions will continue as financial institutions and processors are forced to respond to mandatory and market driven changes.

                      The recent contract with HP in support of Toronto Dominion is evidence of this trend. We believe that sales for some of our more recent product investments including BASE24-es, Smart Chip Manager, and Payments Manager will make up a larger percentage of our new sales.

                      We are pleased to see market acceptance of these new products. In summary, ACI had good sales and solid results for Q3. We believe we are well positioned in the EFT software market with our current product strategies. Thanks for your continued interest. And, I will now introduce Greg Derkacht.

Greg Derkacht:        Thank you very much, Mark. I'm pleased with our quarterly
                      and year to date results. For the first 9 months of fiscal
                      2004, our revenue was up 9%. Our operating margin has increased from 11.4% to 19.1%.

                      And, our net income up - is up significantly. As we have stated, our Q3 EPS results of 49 cents included a net one time tax benefit of 28 cents. This is one of several tax planning initiatives that we've undertaken.

                      These tax initiatives began in second quarter of the last fiscal year when our effective tax rate was in excess of 60%. Tax projects can be complex and expensive. And, ours were no exceptions.

                      While we've encouraged significant expenses associated with these projects, we continue to make good progress. Our balance sheet continues to reflect our financial strength with cash flow of approximately $159 million and very little debt.

                      We continue to evaluate the best strategic use of our cash including appropriate acquisitions. We continue to be patient as we seek to identify candidates that will allow us to leverage our key strengths, in particular, our strong international direct channels which provide us global sales and service coverage; a customer list that includes some of the largest financial institutions around the world; and proven software solutions for mission critical systems.

                      As you also know, there has been a fair amount of M&A activity in the financial services industry. The effect of any bank merger on the company depends on many factors including the role, if any, of a TSA customer in the transaction.

                      Some recently announced mergers involve TSA customers on both sides of the transactions. In these situations, we anticipate losing some maintenance and some licensing fees over a period of time but potentially increasing capacity license fees, though the effect is difficult to determine.

                      The demand for our solution remains steady as we experience good sales across most of our geographic regions. We begin the fourth quarter with a 12 month backlog of $232.8 million.

                      As a reminder, we continue to have contracts and portion of contracts which are outside the current rolling 12 month backlog. In closing, we look forward to Q4 and the completion of a strong fiscal 2004.

                      Assuming no significant change in the foreign exchange rates, our annual revenue guidance range is being revised from $282 to $292 million to a range of $291 to $296 million.

                      The company's also revising its EPS guidance from 74 cents to 83 cents to a range of $1.10 to $1.17 which includes the net one time tax benefit of $10.6 million or 28 cents per diluted share.

                      We thank you very much for your continued interest in TSA. And, at this time, we'll open up the conference call for your questions. Thank you.

Operator:             At this time, I would like to remind everyone, in order to ask a question, please press star then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your first question comes from Franco Turrinelli with William Blair and Company.

Franco Turrinelli:    Gentlemen, good afternoon.

Greg Derkacht:        Hi Franco.

Franco Turrinelli:    Just looking at a couple of things, more sequentially, I
                      guess. Relative to the March quarter, it looks as though all the geographies and all the business segments were slightly down.

                      And, I'm wondering if you could just give me a sense of how much of that was just an unusually strong second quarter, maybe some seasonal factors? Or, maybe something that you're seeing in the other markets. Thanks.

Mark Vipond:          This if Mark. My reaction to that is, you know, as we've
                      talked a lot of times about the chunkiness and capacity upgrades. While we had 13 capacity upgrades in the quarter, there were no big sizable ones in there.

                      They were relatively small, all over $100,000. But, we didn't have any extraordinarily large capacity upgrades. And, realize relative to the license fees, you know, we made more comments are about the new products.

                      So, that has had a tendency across the board, across the company to push out the revenue associated with those deals because of the delays of recognition based upon acceptance or repression use from our customers. So, that has actually equally impacted everybody across the - all our regions across the globe.

Franco Turrinelli:    Yes Mark, I mean, it looks as though, you know - I mean,
                      you're getting on the one hand, you know, pretty decent strength really across all geographies and all business lines. I mean, it seems like a pretty balanced performance from the entire business.

Mike Vipond:          Yes, I think, it's pretty steady across the line.
                      I mean, we've - Asia Pacific has still continued to be our weakest region relative to sales success. And, it's something that we're trying to address. But, EMEA has particular strength.

                      And, in North America really came in on the heels of that Toronto Dominion deal had very good sales success. And, so we've had a fairly consistent performance across all regions except for - with the exclusion of AP in terms of sales.

Franco Turrinelli:    A couple of questions more on the numbers. You
                      commented on the deferred revenue balance noting, you know, up growth into September 30. But, if I have my numbers correct, it was about flat relative to March 31.
                      Is that correct?

David Bankhead:       This is Dave Bankhead. Relatively flat compared to March
                      31, but it has grown by about $10 million over the 9 months of this year. And, the point that we're making there, Franco, we also saw some growth in deferred revenue in fiscal year 2003.

                      And, that just again goes to the chunkiness of revenues. And, as I mentioned earlier in the script, as we see more sales that involve implementation of newer products that tends to push our revenue out further. And, you see evidence of that in the growth in deferred income, as well as, cash being generated at a faster pace than income at this point in time.

Franco Turrinelli:    Yes, that's a good point. David, is there any way to think through a relationship? Indeed, is there any that would be useful for us to understand the relationship between deferred revenue backlog and actual in period revenue.

David Bankhead:       Well, as you know, Franco, it's complex. And, you've named really all of the components that get effected any time that you - that we enter into an agreement. You enter into the agreement. It affects backlog obviously.

                      As we start to build that customer, amounts go into either unbilled receivables and then billed receivables. And, if there are deals that I've talked about earlier that involve deferral of revenue, you see a build up in the deferred revenue accounts.

                      So, it's all affected. You can go nuts trying to tie them all together without really all of the individual pieces including backlog. But, you hit the nail right on the head. They're all affected.

Franco Turrinelli:    You're telling me to stop banging my head against a brick
                      wall, aren't you?

David Bankhead:       Well, you can do anything you want.

Mark Vipond:          You can come bang it with us.

David Bankhead:       It's pretty complex.

Franco Turrinelli:    Okay, one final question. David, do I have it right, year
                      to date - well, year to date, 69 cents excluding the 28 cent tax benefit, let's see, 97 cents right including the tax benefit year to date, which would suggest your fourth quarter number, you know, between 13 and 20 cents to get to the guidance that you've given us.

                      You're obviously famously conservative. But, in the good old days, the September quarter did tend to be, you know, maybe the strongest quarter. Anything that we should be aware of kind of going into the September quarter that might be a little bit unusual one way or the other?

Greg Derkacht:        I don't think so, Franco. Historically, yes it has been
                      one of our better quarters. But, I think that, as Mark mentioned on numerous occasions, our businesses unfortunately is really difficult to predict because of the chunkiness.

                      One of the things in the second quarter last - of this fiscal year, there was a very large capacity upgrade which basically caused that the revenue to be up some.

                      And, so - and, again it's just starting the quarter, it's really difficult for us to predict what kind of activity there's going to be, whether it be Mark's area or Insession or IntraNet, etc., etc. So, I think, we're famously conservative. I think, the business kind of dictates that a little bit.

Mark Vipond:          This is Mark. I would expect sales would be just like it
                      always has historically been, Franco, and that in the last quarter of our fiscal year. And, so sales personnel are highly motivated to get as much as they can in. And, I wouldn't expect that to change.

                      It really just comes down to which of those sales can translate into revenue. And, depending on the mix of the sales, it had a lot of preponderance for increase percentage of new product sales that he can be well assured there will be no revenue associated with it.

                      And, then it comes back, the real wild card, is do you have any big capacity upgrade in there. And, those things are binary, either they happen or they don't. I'm sure there's things that we're looking at. But, you never know if you're going to get them until you get them.

                      So, I don't think the sales number will - the sales production will necessarily change in terms of the seasonality. But, the way the revenue is recognized has definitely changed.

Franco Turrinelli:    Okay.  I have a couple of follow ups.  But, I'll let other people jump in. And, I'll stop hogging the line, thanks.

Greg Derkacht:        Thank you, Franco.

Operator:             Your next question comes from George Sutton with Craig
                      Hallum Capital.

George Sutton:        Hi guys. Wanted to address a couple of the statements made on the call. First, the capacity upgrade piece, Mark, you had mentioned that there were no sizable pieces in the quarter. I view this like your gasoline tanks, sometimes you're not going to fill your tank completely to the extent you don't, you`re going to need gas more quickly.
                      Is that a fair way to look at this?

Mark Vipond:          Yes, and some other ones depending upon the ones that
                      trigger. If it's a - try to use your analogy, if they drive a Volkswagen as opposed to an SUV, their gas tank is smaller. Well, maybe it's a bad analogy. But, some of these guys - you have to pass the upgrades. They don't do 100 million transaction a month. They might go from 10 to 12 million.

George Sutton:        But, if the underlying - I hate to keep with the analogy,
                      the underlying gas need, in this case, debit cards, smart cards, etc., continues to be better than net, you know, the net number over a period of time will be positive.

Mark Vipond:          Yes.

George Sutton:        Okay. You also mentioned with respect to Asia Pacific,
                      you were trying to address the issues there. What specifically are you doing with respect to Asia Pacific?

Mark Vipond:          Without getting - well, in general, what we have done, we
                      reorganized about three months ago to basically make sure that we have our entire products. We're being represented across the entire region.

                      Because, we've come from the BASE24 mentality, a lot of our distributors down there really only have the wherewithal or, the capabilities of distributing that product.

                      And, with the investments we've made throughout the ACI Commerce Framework, we may have to rethink our distribution mechanism, our partners. And, so we're re-looking at the entire area in terms of how we go forward to promote the entire breathe of our solutions.

George Sutton:        And, this is something we should look for having an impact in the next 6 to 12 months?  Is that a fair way to...

Mark Vipond:          Well, I certainly am looking for more sales, whether or
                      not again, that translates into revenue in terms of the P&L, you know, especially in Asia Pacific, we also have from a revenue recognition standpoint that we do a lot of things on a cash basis also.

                      That we want to make sure we get the cash, even if we have the ability to recognize based upon the accounting principles, we want to make sure we have the cash before we do so.

George Sutton:        Got you. You - it seemed to have initiated an advertising
                      program just in the last month or so from what we can tell in a lot of the trade rights. Can you give us any early indication on how that's going?

Mark Vipond:          Well, that's - I mean, really to the BASE24...

George Sutton:        Yes.

Mark Vipond:          It's really more of a educational thing. One of the things that we've found with our marketing surveys with clients, as well as, prospects is that we're still predominantly known for BASE24 on Tandem and not everybody understands our strategy and our ability to provide multi-platform solutions.

                      So, it's going to be one of those things that's hard to measure the success, as always, with advertising. But, it's more of an informational type thing and interest drawing thing, as opposed to specific results as we're going to get this many leads.

George Sutton:        Now, the total dollars involved, I assume, are relatively
                      small?

Mark Vipond:          Well, anything over a buck seems like a lot to me. I
                      think, in the end, for our overall campaign which will last through next year, on a periodic basis is somewhere around $500,000.

George Sutton:        Okay. The - if you just give us an update on the update or the process of the BASE-es or BASE24 installs? So, that we've got some sense - those are on time? It's a revenue recognition issue more than a timing of implementation.

Mark Vipond:          In this last quarter, in Q3 results, one of the - some of
                      the revenue was associated with one of those clients being recognized. We have a number of projects going on.

                      I would expect some of those to be recognized this quarter, this quarter being Q4. Some of them go into fiscal year 2005, none of them go beyond FY 2005. We just signed up another client yesterday here in the U.S.; a mid-tier sized organization who's deploying it on a HP NSK System surprisingly.

                      We have sold another system in the - we sold a system in the Middle East last quarter which will be our first Middle Eastern, that will be on a (Sun Solaris). So, things are progressing, never as fast as we would like.

                      There's always moving parts, nothings changed in that typical implementation for our software is a six to nine month cycle, even for a BASE24. So, it's no different with es in terms of internal processes that have to be accommodated.

                      The biggest difference that we have is that we won't necessarily have all the modules that we have on BASE24 readily available on BASE24-es. So, that adds some additional time to have to go build the interchange interfaces of the device handlers that are commonly available on BASE 24.

                      We may have to build those within a given project. And, that tends to elongate the six to nine months a little further even. But, we are making progress.

                      And, well we're making good progress actually. And, so I'm pretty well aware of all the customer projects that we have going on. And, I expect more revenue to be recognized as we go forward.

George Sutton:        Great. One last thing for David. Just to be clear on your
                      tax rate, you benefit when you take this deferred tax asset. And, you're, therefore, are seeing a reduction in your tax rate over the next, well I guess in this case, 11 years or so. Is that correct?

David Bankhead:       No, that's not correct.

George Sutton:        Okay.

David Bankhead:       The - let me add a little bit more color to this
                      transaction. This transaction is obviously a very large transaction. And, we will have a cash benefit from the deductions filed on our tax returns over the next 12 years for approximately $1 million a year. GAAP accounting requires that you recognize the entire benefit of that transaction in the quarter in which you completed the transaction.

George Sutton:        Okay.

David Bankhead:       The $12 million benefit for which we're setting up a
                      deferred tax asset in recognizing the benefit during the third quarter. Now, the 41% effective tax rate for the fourth quarter reflects some other strategic tax actions that we've taken that will pull that rate down.

George Sutton:        Okay, perfect. Thank you.

Operator:             Your next question comes from Shane Diamant with
                      Stephens, Inc.

Shane Diamant:        Good morning. I'm sorry, good afternoon.

Greg Derkacht:        Good afternoon.

Shane Diamant:        A couple of questions for you just to kind of follow up on a previous call. Other than some additional advertising, can you maybe provide some more color on your selling and marketing activities looking, I guess, to year over year.
                      They're up about - the expenses are up about 17%.

Mark Vipond:          Yes, okay. So, it's - we've had, I think, last quarter we
                      said the same thing. We had good sales. We have had two very strong sales quarters. Q1 was okay. Q2 was good.
                      Q3 was good.

                      As a consequence, we're paying, which is a good problem to have, we're paying out more commissions. And, the way we do accounting for this, if we have commission that are due or payable to our sales personnel based upon the sales they generate, we accrue for that in the quarter upon which the sale is made, even though we don't have the revenue or any of that that necessarily goes along with it.

                      So, what that increase reflects is good sales activity. I mean, you take the Toronto Dominion deal as an example. I mentioned that, the seven year commitment, a very healthy sales compensation paid to the sales personnel involved with that.

                      Revenue to be ratably recognized over seven years. But, yes, we incur the expense this last quarter. So, that's a negative but actually a positive side when we pay - I'm happy to pay as much sales commission as we possibly can, if that makes sense.

Shane Diamant:        Makes total sense. Just kind of a follow up, I guess,
                      question that a broader look at the overall sales environment. Have you seen anything, I guess, that surprised you in the first half of this calendar year versus maybe what you expected, I guess, starting in January? And, then maybe looking forward to, at the second half of the year, any changes that maybe you expect to see or would hope to see?

Mark Vipond:          I guess, the biggest surprise and I don't know if it's a
                      huge surprise, but a surprise was the strength of EMEA market place. They have had a very, very powerful year relative to sales.

                      Asia Pacific, I knew, would be struggling. It's struggling probably a little bit more than I would have expected. So, that's probably the only real big surprise. I mean, our sales has been up from last year.

                      I think, above what our targets were so far for this year. And, I expect a good Q4. And, no I don't see anything else that's changing. Demand is pretty steady. And, it's fairly consistent.

                      The only thing I'm hoping for is that, we have some uptick in our Asia Pacific over time, as we get some production from our efforts to reinvigorate our selves down there.

Greg Derkacht:        Yes, also, there's - as it's relates to Insession, the
                      sales the first three quarters of the year have been very strong, also. And, maybe a little bit unexpectedly so.
                      But, they've had very, very good performance.

Shane Diamant:        Okay, thank you.

Operator:             Once again, I would like to remind everyone, in order to
                      ask a question, please press star then the number one on your telephone keypad. Your next question is a follow up from Franco Turrinelli with William Blair and Company.

Franco Turrinelli:    Hey, it's me again. I stopped banging my head against the
                      wall. Two questions, one talking of, you know, partnership arrangements, you know, new products and that sort of stuff. Tell us a little bit more about this Visibility deal with Insession.

Mark Vipond:          The Visibility deal, I'm not sure what you're referring
                      to.

Greg Derkacht:        Yes, Franco, I don't understand either.

Franco Turrinelli:    Well, there was a press release, let's see July 6,
                      Visibility Corporation working with Insession, no.

Bill Hoelting:        Yes, Franco, this is Bill Hoelting. Yes, I do remember the press release. I don't remember the details of it.

Franco Turrinelli:    Okay, well I think, you've answered the question. It
                      doesn't sound like...

Bill Hoelting:        No, I will circle back to you. I think, we were moving
                      forward with a relationship with another partner within the Insession group.

Franco Turrinelli:    Right.  But, it doesn't sound as...

Bill Hoelting:        Well, it's early. You know, we tend to announce when we
                      first sign. But, it's early in the relationship. So - but, we tend to announce new partnership relationships.

Franco Turrinelli:    Okay. On a separate note, clearly we want more and more
                      electronic transactions. There's obviously been a lot of hullabaloo about the checked 21 Act and what that might do.

                      The reality is that ACH conversion is a much more real and much more near term impact. Are you seeing any kind of benefit from ACH or from other check electronification programs that we might be factoring in to some of the demand for a product? And, maybe some capacity upgrades? Thanks.

Mark Vipond:          This is a question we get frequently. As it sits today, I
                      don't see any - the best that I see as it relates to ACI's business is that there may be more checks deposited in ATM's, our points of service that we may benefit from the capacity increasing from that - resulting from that.

                      But, in terms of the processing of the image, we're really just a transport vehicle to get from that device back to the software, the storage software, the imaging storing software back to the bank or financial institution.

                      So, as it sits today, we have not been requested nor have we seen an opportunity to provide much value to that transaction other than just being a transport vehicle. I don't think - or maybe I have a misread of it. But, I don't think we're hearing it from our customer that there's something else they've looking for from us to ride in that value.

Franco Turrinelli:    Do you go get an ACH transaction at some point would
                      filter through a TSA product, right?

Mark Vipond:          If the ACH - there's some ACH product offerings that the
                      IntraNet business unit offers, correct.

Franco Turrinelli:    Okay.

Mark Vipond:          So, as they become electronic, you know, there's
                      potential that the volume can increase in terms of the number of transactions from the ACH system that is a valid statement. So, that may have some impact relative to the volumes that IntraNet has processing through their software.

Franco Turrinelli:    Would an ACH transaction that ultimately needs to hit a
                      consumer DDA, also, end up hitting a BASE24 system if one is installed?

Mark Vipond:          Boy, I - the answer right now would be no. I don't think
                      - we don't have ACH traffic - the ACH traffic doesn't typically go through BASE24 to get back access to the account. They have direct interfaces into the accounting systems or the core banking systems in a batch mode as opposed to online mode with us.

Franco Turrinelli:    Okay. Great, thank you.

Mark Vipond:          All right.

Operator:             Once again, ladies and gentlemen if you would like to ask
                      a question, please press star then the number one on your telephone keypad. At this time, there are no further questions.

Greg Derkacht:        Thank you very much everyone.

Bill Hoelting:        This concludes our quarter call, thank you.

Operator:             This concludes today's Transaction Systems Architect
                      Third Quarter Financial Results Conference Call. You may now disconnect.


                                       END